UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 25, 2023

ALLIED HEALTHCARE PRODUCTS, INC.
(Exact name of Company as specified in its charter)

Delaware	0-19266	25-1370721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)

Company’s telephone number, including area code
(314) 771-2400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01	AHPI	The NASDAQ Stock Market, LLC

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously disclosed on November 14, 2022, Allied Healthcare Products, Inc. (the “Company” or “Allied”) experienced significant losses and negative cash flow for the three months ended September 30, 2022. The Company experienced a loss of $1.6 million before taxes for the quarter, compared to a loss of $1.0 million before taxes for the prior year period, and used $2.1 of cash in operating activities. Also as previously announced, on December 19, 2022, the Company’s Board of Directors (the “Board”) approved a reduction in force involving substantially all of the Company’s St. Louis production employees (the “Reduction in Force”). In response to these circumstances, on January 25, 2023, the Board approved a plan of disposal of all or substantially all of the assets of the Company (the “Disposition Plan”). The Board has engaged the firm of Morris Anderson to manage the sale of the assets.

As previously disclosed, the Reduction in Force will trigger withdrawal liabilities owed to certain multiemployer pension plans which were recently estimated by such pension plans to be $17.5 million, although the actual withdrawal liability is not likely to be known until the conclusion of any and all appeal processes. The Company’s other material liabilities include approximately $865,000.00 of aggregate principal amount outstanding under the Company’s Loan and Security Agreement with North Mill Capital, LLC, as successor in interest to Summit Financial Resources, L.P. and $14.7 million of rent due for the remainder of the term of that certain Commercial Lease by and between the Company and Fyler Storage Properties, LLC.

The Company expects that it will incur material additional costs in association with actions that are contemplated pursuant to the Disposition Plan, which could include the impairment of assets, severance pay to employees and professional fees, however, the Company is unable at this time to estimate the full amount of such costs which may be incurred. The Company will file an amendment to this Form 8-K within four business days after it determines an estimate or range of estimates of these costs associated with the Disposal Plan.

Item 2.06 Material Impairments

The information disclosed above in Item 2.05 is hereby incorporated in Item 2.06 by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on November 23, 2022, the Company received written notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, as a result of its delay in filing its Form 10-Q for the quarter ended September 30, 2022, it was no longer in compliance with Nasdaq Listing Rule 5250(c)(1). The Company was given a period of 60 days from its receipt of the notice to submit a plan to regain compliance with the Nasdaq Listing Rules.

On January 25, 2023, Nasdaq notified the Company that, because of the Company’s failure to submit a compliance plan and its inability to file the late quarterly report, it has determined to delist the stock. The Company does not intend to appeal this decision and the delisting is expected to be effective at the opening of business on February 3, 2023, at which time trading in the Company’s stock will be suspended.

Item 8.01 Other Events

Due to the adoption of the Disposal Plan, the Board has determined to indefinitely postpone the Company’s 2022 Annual Meeting of Stockholders, which was originally scheduled for November 9, 2022, and was adjourned until December 9, 2022, and further adjourned until January 9, 2023.

Because of the postponement of the 2022 Annual Meeting, the due date for the provision of any qualified stockholder proposal under the rules of the Securities and Exchange Commission (the “SEC”) (June 14, 2023) described in the Company’s 2022 Definitive Proxy Statement will no longer be applicable. In the event the Board determines it advisable to hold the 2022 Annual Meeting, the Company will notify stockholders of the new meeting date and the due date by which any qualified stockholder proposals should be submitted. Any such notice will be provided in accordance with state law, the Company’s By-Laws and the requirements of the SEC.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit index lists the exhibits that are either filed or furnished with this Current Report on Form 8-K.

99.1	Press Release of the Company dated January 26, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.

By:
Date: January 26, 2023	/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer